Exhibit 99.2

Q2 FY12 Question & Answer

Dec. 20, 2011

1.	What were some examples of brands in the Consumer Foods segment posting sales growth for the quarter?

- Andy Capp’s	- Libby’s	- Peter Pan	- Swiss Miss
- Banquet	- Marie Callender’s	- Reddi-wip	- Van Camp’s
- Blue Bonnet	- Orville Redenbacher’s	- Rosarita	- Wesson
- Chef Boyardee	- PAM	- Slim Jim	- Wolf
- Hunt’s	- Parkay	- Snack Pack

Sales for La Choy were in line with last year’s sales for the quarter.

2.	What were some examples of brands in the Consumer Foods segment posting sales declines for the quarter?

- ACT II	- Hebrew National
- Crunch ’n Munch	- Kid Cuisine
- DAVID	- Lightlife
- Egg Beaters	- Manwich
- Healthy Choice	- Ro*Tel

3.	What were unit volume changes for the quarter in the Consumer Foods and Commercial Foods Segments?

Consumer Foods organic unit volume decreased 1%.

Commercial Foods volume increased 2%.

4.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $95 million (versus approximately $88 million in Q2 FY11)

5.	How much were capital expenditures from continuing operations for the quarter?

Approximately $65 million (versus approximately $82 million in Q2 FY11)

6.	What was the net interest expense for the quarter?

Approximately $51 million (versus approximately $34 million in Q2 FY11). Interest income from the notes receivable held in connection with the divestiture of the Trading & Merchandising operations benefited year-ago period amounts by $19 million. That note was repaid in December 2010.

7.	What was corporate expense for the quarter?

Approximately $116 million for the quarter (versus approximately $74 million in Q2 FY11). The current quarter includes $27 million of net hedging losses, and $9 million of net hedging gains in the year-ago period. Excluding these amounts, corporate expense was $89 million for the current quarter and $83 million in the year-ago period.

8.	How much did the company pay in dividends for the quarter?

Approximately $95 million (versus approximately $88 million in Q2 FY11). The year-over-year increase reflects a higher dividend rate partially offset by fewer shares outstanding.

9.	How many shares of stock did the company repurchase during the quarter?

The company repurchased approximately 4 million shares during Q2 FY12.

10.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 419 million shares for the quarter

11.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = segment gross profit* divided by net sales

Gross margin = $785/$3,404 = 23%

Operating margin = segment operating profit** divided by net sales

Operating margin = $417/$3,404 = 12%

*	Gross profit = net sales – costs of goods sold ($3,404 – $2,619 = $785)
**	See second-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $251/$3,404 = 7%.

12.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

Q2 FY12
Total debt*	$2,894
Less: Cash on hand	$707

Net debt total	$2,187

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt

13.	What is the net debt to total capital ratio at quarter end?

The net debt to total capital ratio for the quarter was 32%.

This ratio is defined as net debt divided by the sum of net debt plus shareholder equity. See question #12 for the components of net debt.

14.	What was the effective tax rate for the quarter?

The effective tax rate for continuing operations for the quarter was 33%.

15.	What is the projected tax rate for FY12?

The company continues to expect the continuing operations effective tax rate for the full fiscal year 2012 to be approximately 34%, adjusted for items impacting comparability.

16.	What are the projected capital expenditures for FY12?

Total capital expenditures for FY12 are expected to be approximately $450 million.

17.	What is the expected net interest expense for FY12?

Net interest expense is expected to be approximately $200 million.

Note on Forward-looking Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials; including any negative effects caused by inflation; the effectiveness of the company’s product pricing; future economic circumstances; industry conditions; the company’s ability to execute its operating and restructuring plans; the success of the company’s innovation, marketing, and cost-saving initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses, including the Patient Protection and Affordable Care Act, the amount and timing of repurchases of the company’s common stock, if any, and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.